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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                          INVESCO SENIOR INCOME TRUST

A Joint Annual Meeting ("Meeting") of Shareholders of Invesco Senior Income Trust (the "Fund") was held on August 26, 2015. The Meeting was held for the following purposes:

(1). Election of Trustees by Common Shareholders and Preferred Shareholders voting together as a single class.

(2). Election of Trustees by Preferred Shareholders voting as a separate class.

The results of the voting on the above matters were as follows:

                                               Votes     Votes
               Matters                          For     Withheld
               -------                      ----------- ---------
               (1). James T. Bunch......... 156,450,884 3,325,858
                    Bruce L. Crockett...... 156,440,399 3,336,343
                    Rodney F. Dammeyer..... 156,429,997 3,346,745
                    Jack M. Fields......... 156,572,220 3,204,522
                    Martin L. Flanagan..... 156,565,771 3,210,971

               (2). David C. Arch..........       1,250         0